Exhibit 10r-1

          AMENDMENT NO. 1 TO SUMMARY OF DIRECTOR AND EXECUTIVE OFFICER
                                 COMPENSATION.

                                As of May 9, 2005

Section I of Summary of Director and Executive Officer Compensation is hereby amended and restated in its entirety:

I. DIRECTOR COMPENSATION. The following table sets forth current rates of compensation for non-employee directors.


Annual Retainer
---------------
Audit Committee Chairperson                                        $30,000
Compensation and Organization Committee Chairperson                $30,000
Lead Director                                                      $30,000
Each Other Non-Employee Director                                   $25,000

Board Meeting Attendance Fees
-----------------------------
Non-Employee Directors                                              $1,260

Committee Meeting Attendance Fees
---------------------------------
Committee Chairpersons                                              $1,500
Committee Members                                                   $1,000

Telephone Meetings                                             50% of the fee
                                                               entitled had the
                                                               meeting been held
                                                               in person

Under the 2005 Equity Compensation Plan, the annual retainer for non-employee directors is paid semi-annually in shares of Rogers capital stock, with the number of shares of stock granted based on their then fair market value. Stock options are also granted to each non-employee director twice a year. Currently, such semi-annual stock option grants are for 2,250 shares each with an exercise price equal to the fair market value of a share of Rogers capital stock as of the date of grant. Such options are immediately exercisable and expire ten years from the date of grant.

On a yearly basis, non-employee directors can choose whether to receive their meeting fees in cash, stock or a combination thereof. In addition, under Rogers Voluntary Deferred Compensation Plan for Non-Employee Directors, such individuals may elect to defer all or a portion of their annual retainer and meeting fees, regardless of whether such amounts would have been paid in cash or in Rogers capital stock.

For 2005, certain of Rogers' non-employee directors made the following elections:

    Eileen S. Kraus: Receive meeting fees in Rogers stock on a current basis. Gregory B. Howey: Receive meeting fees in Rogers stock, but defer receipt. William E. Mitchell: Defer receipt of Rogers stock for the annual retainer. Robert G. Paul: Defer receipt of Rogers stock for the annual retainer.

Rogers' other non-employee directors, Leonard M. Baker, Edward L. Diefenthal, and Leonard R. Jaskol, by not making any special election, will receive Rogers stock for the annual retainer on a current basis (as will Ms. Kraus and Mr. Howey) and will receive their meeting fees in cash on a current basis (as will Mr. Mitchell and Mr. Paul).